Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG SECOND QUARTER RESULTS

- Consolidated Revenues Increased 5.6% to $78.1 Million in the Second Quarter of 2026,
Led by Strong Growth at American Place Casino and the Company’s Colorado Operations

- American Place Achieved New Property Records During the Second Quarter,
With Revenues Rising 13.4% from the Prior-Year Period;
Approvals Received to Operate the Temporary Facility Until February 2029

- Revenues at Chamonix/Bronco Billy’s Grew 11.7% from the Prior-Year’s Second Quarter,
Helped by New Marketing Programs and a Growing Database

- Consolidated Operating Income Rose to $2.3 Million from $(0.1) Million, and
Net Loss Improved to $(8.7) Million from $(10.4) Million, in the Second Quarters of 2026 and 2025, Respectively

- Adjusted EBITDA for the Quarter Increased 19.5%, to $13.3 Million, from the Prior-Year’s Second Quarter

Las Vegas – August 6, 2026 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the second quarter ended June 30, 2026.

On a consolidated basis, revenues in the second quarter of 2026 rose 5.6% to $78.1 million, reflecting strong year-over-year growth at American Place Casino and Chamonix Casino Resort. In the prior-year period, revenues were $73.9 million. Net loss for the second quarter of 2026 was $(8.7) million, or $(0.24) per diluted common share. In the prior-year period, net loss was $(10.4) million, or $(0.29) per diluted common share. Adjusted EBITDA(a) rose to $13.3 million in the second quarter of 2026, a 19.5% increase from $11.1 million in the prior-year period, reflecting increased profitability at American Place and Chamonix/Bronco Billy’s. American Place and Chamonix are the Company’s newest casinos, and both are expected to continue their growth as their operations ramp further.

“Our second quarter results highlight the strength of American Place and continuing progress at Chamonix,” said Daniel R. Lee, Chief Executive Officer of Full House Resorts. “American Place achieved new all-time property records during the second quarter, including a new revenue record. We believe we will continue to see meaningful growth in our temporary American Place facility in the coming quarters, and look forward to even greater contributions from our permanent American Place casino, which we expect to open in the second half of 2028.

“Regarding that permanent casino, we made significant progress toward its full financing, as well as the refinancing of all of our primary debt, in recent weeks. We remain confident in our refinancing goals, though some of the necessary legal work has taken longer to document than expected. Amongst other things, during the quarter, we received approval to operate our temporary American Place facility through February 2029. As our permanent American Place casino is expected to require approximately 18 to 24 months of construction, with its opening anticipated in the second half of 2028, this extension was important to future bondholders. It also helps provide continuity for our guests, employees, and local stakeholders while we build the permanent facility. Most recently, the Waukegan City Council approved several changes to our development agreement, including allowing us to keep the temporary casino’s Sprung structure for five years from the opening of the permanent casino. We believe it will be, by far, the largest event space in the region and we intend to use it to host special events and entertainment that can drive business to our casino. The permanent American Place facility was designed to be substantially larger and more amenity-rich than our existing temporary casino, with roughly double the overall square footage, a significant increase in gaming positions, enhanced food, beverage, and entertainment offerings, and a more upscale architectural design.

“At Chamonix/Bronco Billy’s, total revenues grew 11.7% in the second quarter, reflecting new marketing initiatives that were unveiled in recent months. Adjusted Property EBITDA improved by $1.1 million versus the same period last year, with a modest loss in April offset by positive contributions in May and June. We also continued to improve our management team, including the hiring of a new casino director, formerly with Wynn and Fontainebleau in Las Vegas, a few weeks ago. As awareness of Chamonix builds and the Colorado Springs market continues to develop, we believe there is meaningful upside to the property’s revenues and long-term profitability.”

Second Quarter Highlights

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and American Place Casino. Revenues for the segment were $61.0 million in the second quarter of 2026, a 5.6% increase from $57.8 million in the prior-year period. These results reflect continuing strength at American Place, where revenues rose 13.4% from the second quarter of 2025. Adjusted Segment EBITDA was $13.4 million, a 4.7% increase from $12.8 million in the prior-year period. The improvements at American Place were partially offset by a modest decline in Adjusted Property EBITDA at Rising Star, which was impacted by a 42-hour power outage caused by a downed power line.
●	West. This segment includes Grand Lodge Casino, Stockman’s Casino (until the completion of its sale in April 2025), Chamonix Casino Hotel, and Bronco Billy’s Casino. Chamonix and Bronco Billy’s are two integrated and adjoining casinos, operating as a single entity. Revenues for the segment increased 7.3% to $15.5 million in the second quarter of 2026, versus $14.5 million in the prior-year period. These results reflect strong growth and increased profitability from Chamonix, partially offset by renovation-related disruptions at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino, which is a small casino relative to our total operations. Adjusted Segment EBITDA improved 91.8% to $(0.1) million in the second quarter of 2026 from $(1.1) million in the prior-year period. This improvement in Adjusted Segment EBITDA was led by Chamonix/Bronco Billy’s, which improved its Adjusted Property EBITDA by 92.6% to $(0.1) million from $(1.2) million. As our newest property, Chamonix is early in its expected ramp, with operations expected to continue improving in the coming quarters and years. Construction operations continue to impact Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, leading to lower revenue and Adjusted Property EBITDA in the quarter. Important amenities, including new beachfront high-end suites and food and beverage options, are expected to be complete in late 2027.
●	Contracted Sports Wagering. This segment consists of our on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana, and Illinois. Revenues and Adjusted Segment EBITDA were both $1.5 million in the second quarter of 2026. In the prior-year period, revenues and Adjusted Segment EBITDA benefited from an additional active sports skin. Such amounts in the second quarter of 2025 were $1.7 million and $1.6 million, respectively.

Liquidity and Capital Resources

As of June 30, 2026, we had $48.4 million of liquidity, including $33.4 million in cash and cash equivalents and the undrawn portion of our revolving credit facility. Our debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which are currently callable at par, and $25.0 million outstanding under our $40.0 million revolving credit facility.

Conference Call Information

We will host a conference call for investors today, August 6, 2026, at 4:30 p.m. ET (1:30 p.m. PT) to discuss our 2026 second quarter results. Investors can access the live audio webcast from our website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through August 20, 2026. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13757786.

(a) Reconciliation of Non-GAAP Financial Measures

Our presentation of non-GAAP Measures may be different from the presentation used by other companies, and therefore, comparability may be limited. While excluded from certain non-GAAP Measures, depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred. Each of these items should also be considered in the overall evaluation of our results. Additionally, our non-GAAP Measures do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Our non-GAAP Measures are to be used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP Measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. These non-GAAP Measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Adjusted Segment EBITDA. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Adjusted Property EBITDA. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

Adjusted EBITDA. We also utilize Adjusted EBITDA, which is defined as Adjusted Segment EBITDA, net of corporate-related costs and expenses. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize this metric or measure internally to focus management on year-over-year changes in core operating performance, which we consider our ordinary, ongoing and customary operations, and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

Full House Resorts, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Casino	$60,290	$56,983	$115,997	$112,283
Food and beverage	10,056	9,580	19,657	19,641
Hotel	4,154	3,720	7,940	7,562
Other operations, including contracted sports wagering	3,564	3,663	8,891	9,518
	78,064	73,946	152,485	149,004
Operating costs and expenses
Casino	24,354	22,877	48,367	45,762
Food and beverage	10,155	9,508	19,691	19,827
Hotel	2,152	2,183	4,141	4,546
Other operations	1,036	964	1,848	1,810
Selling, general and administrative	27,662	27,874	52,768	54,815
Project development costs	4	33	59	174
Depreciation and amortization	10,431	10,588	20,991	21,195
Loss on disposal of assets	—	—	—	6
(Gain) loss on sale of Stockman’s, net of impairment	—	(7)	—	205
	75,794	74,020	147,865	148,340
Operating income (loss)	2,270	(74)	4,620	664
Other expenses
Interest expense, net	(10,843)	(10,354)	(21,223)	(20,651)
Other	—	(50)	—	(50)
	(10,843)	(10,404)	(21,223)	(20,701)
Loss before income taxes	(8,573)	(10,478)	(16,603)	(20,037)
Income tax provision (benefit)	121	(95)	241	111
Net loss	$(8,694)	$(10,383)	$(16,844)	$(20,148)

Basic loss per share	$(0.24)	$(0.29)	$(0.46)	$(0.56)
Diluted loss per share	$(0.24)	$(0.29)	$(0.46)	$(0.56)

Basic weighted average number of common shares outstanding	36,451	36,055	36,303	35,944
Diluted weighted average number of common shares outstanding	36,451	36,055	36,303	35,944

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Midwest & South	$61,019	$57,802	$120,370	$114,976
West	15,539	14,485	29,118	30,089
Contracted Sports Wagering	1,506	1,659	2,997	3,939
	$78,064	$73,946	$152,485	$149,004
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$13,355	$12,757	$28,180	$25,865
West	(93)	(1,138)	(1,860)	(3,606)
Contracted Sports Wagering	1,452	1,611	2,888	3,791
Adjusted Segment EBITDA	14,714	13,230	29,208	26,050
Corporate	(1,407)	(2,096)	(2,731)	(3,429)
Adjusted EBITDA	$13,307	$11,134	$26,477	$22,621

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Supplemental Information

West Segment Revenues, Adjusted Property EBITDA and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Increase /	June 30,		Increase /
	2026	2025	(Decrease)	2026	2025	(Decrease)
Revenues by Property for West Segment
Chamonix Casino Hotel and Bronco Billy’s Casino	$12,982	$11,618	11.7%	$24,255	$23,264	4.3%
Grand Lodge Casino	2,557	2,867	(10.8)%	4,863	5,503	(11.6)%
Stockman’s Casino(1)	—	—	N.M.	—	1,322	N.M.
	$15,539	$14,485	7.3%	$29,118	$30,089	(3.2)%
Adjusted Property EBITDA for West Segment
Chamonix Casino Hotel and Bronco Billy’s Casino	$(86)	$(1,167)	92.6%	$(1,412)	$(3,456)	59.1%
Grand Lodge Casino	(7)	174	N.M.	(448)	252	N.M.
Stockman’s Casino(1)	—	(145)	N.M.	—	(402)	N.M.
	$(93)	$(1,138)	91.8%	$(1,860)	$(3,606)	48.4%

__________
N.M. Not meaningful.

(1)	On April 1, 2025, the Company completed the sale of Stockman’s Casino.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Net Loss and Operating Income (Loss) to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net loss	$(8,694)	$(10,383)	$(16,844)	$(20,148)
Income tax provision (benefit)	121	(95)	241	111
Interest expense, net	10,843	10,354	21,223	20,651
Other	—	50	—	50
Operating income (loss)	2,270	(74)	4,620	664
Project development costs	4	33	59	174
Depreciation and amortization	10,431	10,588	20,991	21,195
Loss on disposal of assets	—	—	—	6
(Gain) loss on sale of Stockman’s, net of impairment	—	(7)	—	205
Stock-based compensation, net	602	594	807	377
Adjusted EBITDA	$13,307	$11,134	$26,477	$22,621

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended June 30, 2026
					Adjusted
					Segment
	Operating	Depreciation	Project	Stock-	EBITDA and
	Income	and	Development	Based	Adjusted
	(Loss)	Amortization	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$7,533	$5,822	$—	$—	$13,355
West	(4,689)	4,596	—	—	(93)
Contracted Sports Wagering	1,452	—	—	—	1,452
	4,296	10,418	—	—	14,714
Other operations
Corporate	(2,026)	13	4	602	(1,407)
	$2,270	$10,431	$4	$602	$13,307

Three Months Ended June 30, 2025
						Adjusted
						Segment
	Operating	Depreciation	Gain on	Project	Stock-	EBITDA and
	Income	and	Sale of	Development	Based	Adjusted
	(Loss)	Amortization	Stockman’s	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$6,552	$6,205	$—	$—	$—	$12,757
West	(5,501)	4,370	(7)	—	—	(1,138)
Contracted Sports Wagering	1,611	—	—	—	—	1,611
	2,662	10,575	(7)	—	—	13,230
Other operations
Corporate	(2,736)	13	—	33	594	(2,096)
	$(74)	$10,588	$(7)	$33	$594	$11,134

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Six Months Ended June 30, 2026
					Adjusted
				Stock-	Segment
	Operating	Depreciation	Project	Based	EBITDA and
	Income	and	Development	Compensation,	Adjusted
	(Loss)	Amortization	Costs	net	EBITDA
Reporting segments
Midwest & South	$16,419	$11,761	$—	$—	$28,180
West	(11,063)	9,203	—	—	(1,860)
Contracted Sports Wagering	2,888	—	—	—	2,888
	8,244	20,964	—	—	29,208
Other operations
Corporate	(3,624)	27	59	807	(2,731)
	$4,620	$20,991	$59	$807	$26,477

Six Months Ended June 30, 2025
							Adjusted
				Loss on		Stock-	Segment
	Operating	Depreciation	Loss on	Sale of	Project	Based	EBITDA and
	Income	and	Disposal	Stockman’s,	Development	Compensation,	Adjusted
	(Loss)	Amortization	of Assets	net	Costs	net	EBITDA
Reporting segments
Midwest & South	$13,446	$12,413	$6	$—	$—	$—	$25,865
West	(12,558)	8,747	—	205	—	—	(3,606)
Contracted Sports Wagering	3,791	—	—	—	—	—	3,791
	4,679	21,160	6	205	—	—	26,050
Other operations
Corporate	(4,015)	35	—	—	174	377	(3,429)
	$664	$21,195	$6	$205	$174	$377	$22,621

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include details regarding our growth projects; our expected construction budgets, estimated commencement and completion dates, and expected amenities, including related to the permanent American Place facility; our expected operational performance for our growth projects, including Chamonix and American Place; our expectations regarding the timing of the ramp-up of operations of Chamonix and American Place; our expectations regarding the operation and performance of our other properties and segments; our expectations regarding the renovation-related disruptions at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino; our expectations regarding our ability to generate operating cash flow and to obtain debt financing on reasonable terms and conditions for the construction of the permanent American Place facility, including the progress we have made related to financing the permanent American Place Facility; our expectations regarding our ability to refinance our outstanding debt; our expectations regarding the effect of management changes and operational improvements at our properties, including Chamonix; our expectations regarding the effect of our revamped marketing strategy at Chamonix, including our ability to access the Colorado Springs and southern Denver markets; and our sports wagering contracts with third-party providers, including the expected revenues and expenses, as well as our expectations regarding the potential usage of our idle sports skins by us or others.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay and/or refinance our substantial indebtedness; our ability to finance the construction of the permanent American Place facility; our ability to complete construction at American Place, on-time and on-budget; legal or regulatory restrictions, delays, or challenges for our construction projects, including American Place; construction risks, disputes and cost overruns; the timing of the completion of renovations at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino; inflation, tariffs, immigration policies, and their potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; effectiveness of management changes and operational improvements at our properties; effectiveness of our marketing efforts; changes in guest visitation or spending patterns due to economic conditions, health, international relations or other concerns; cyber events and their impacts to our operations; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

We own, lease, develop and operate gaming facilities throughout the country. Our properties include American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Chamonix Casino Hotel and Bronco Billy’s Casino in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, President & Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com